Exhibit 10.1
MEMORANDUM OF UNDERSTANDING
THIS MEMORANDUM OF UNDERSTANDING (“MOU”) is made between Anjali Sud (“Executive”) and Vimeo, Inc. (“Vimeo” or the “Company”) as of July 5, 2023 (the “Effective Date”).
WHEREAS, Executive is presently Chief Executive Officer (CEO) and director of the Company;
WHEREAS, Executive and the Company are parties to a letter agreement dated as of May 4, 2022, as amended March 22, 2023 (the “Letter Agreement”);
WHEREAS, on June 30, 2023, Executive tendered her voluntary resignation to the Company effective as of August 31, 2023;
WHEREAS, the parties wish to make certain arrangements concerning Executive’s departure from the Company as set forth below,
NOW, THEREFORE, for good and valuable consideration, including the mutual promises made below, the parties agree as follows:
1.    Resignation. Executive hereby submits, and the Company accepts, Executive’s voluntary resignation as the Company’s Chief Executive Officer as documented by the resignation letter set forth in Schedule A hereto. Executive’s resignation from the Company and each subsidiary thereof shall be effective as of August 31, 2023 (the “Separation Date”). Except as otherwise provided in this MOU, the Separation Date shall be the end or termination date for the purposes of all benefit plans and equity awards applicable to Executive. Executive and the Company agree and acknowledge that Executive’s decision to leave the Company is neither a termination by the Company (for any reason) nor a resignation for “Good Reason” by Executive (as defined in the Letter Agreement).
2.    Limited Non-Compete Waiver. As consideration for Executive’s timely execution of the First Release of Claims set forth in Schedule D-1 hereto, the Company hereby grants to Executive a one-time, limited waiver of the non-competition covenant set forth in section 4 of Schedule A to the Letter Agreement solely to permit Executive to join the entity listed in Schedule B hereto as its chief executive officer following the Separation Date and to undertake limited (in terms of time and nature) pre-employment activities in furtherance of the foregoing up until the Separation Date, provided that such pre-employment activities do not interfere with Executive’s duties and responsibilities at the Company. Executive acknowledges and agrees that the Company is not waiving, and has not waived, any of its other rights.
3.    Compensation through and following the Separation Date.
(a)    Executive will continue to receive her base salary and standard Company benefits for services rendered through the Separation Date.
(b)    Subject to Executive’s completion of continuous services through the Separation Date and Executive’s timely execution and non-revocation of the Second Release of Claims set forth in Schedule D-2 hereto, Executive will be eligible to receive a one-time discretionary bonus for 2023 with a target amount of $400,000 (representing two-thirds (⅔) of the $600,000 annual target amount set forth in the Letter Agreement based upon actual service days in 2023) (the “Discretionary Bonus”). The Discretionary Bonus shall be determined by the Board of Directors (or a committee thereof) in its good faith discretion based upon Executive’s performance and the Company’s performance through the Separation Date and paid within 30 days following the Separation Date.

(c)    Subject to Executive’s completion of continuous services through the Separation Date and Executive’s timely execution and non-revocation of the Second Release of Claims set forth in Schedule D-2 hereto, Executive will be entitled to receive the Non-Discretionary Bonus (as that term is defined in the Letter Agreement), if earned according to its terms, multiplied by two-thirds (⅔). Except as expressly set forth herein, the Non-Discretionary Bonus shall be calculated according to the terms of the Letter Agreement and the March 19, 2023 meeting minutes of the Company’s Compensation and Human Capital Management Committee, relevant excerpts of which are reprinted in Schedule C-1 hereto.
(d)    All compensation payable to Executive pursuant to this MOU shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.
4.    Equity Awards. All outstanding equity awards held by Executive shall continue to vest through the Separation Date and otherwise be treated in accordance with the terms of such awards and the Vimeo, Inc. Stock and Annual Incentive Plan (the “Equity Plan”). For the avoidance of doubt, the post-termination exercise periods specified for certain stock options or stock appreciation rights as set forth in the Letter Agreement shall continue in full force and effect and are reprinted in Schedule C-2 for convenience.
5.    Non-Disparagement. At all times following the Separation Date, Executive shall (a) refrain from taking actions or making statements, written or oral (including through electronic or printed means), or from causing actions to be taken or statements to be made, which, in each case, do or could denigrate, disparage or defame the business, goodwill or reputation of the Company or any of the Releasees (as defined in Schedules D-1 and D-2 hereto), or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Company or any of its subsidiaries, businesses, divisions and/or affiliates; (b) refrain from making, or from causing to be made (including through electronic or printed means) any negative statements to third parties relating to Executive’s employment (or any circumstances relating to the termination thereof) or the MOU; and (c) not harass or threaten any officer, director or employee of the Company or any of its subsidiaries, businesses, divisions and/or affiliates.
6.    Permitted Disclosures. Nothing herein or in any other agreement or arrangement between Executive and the Company shall limit (a) Executive’s right to voluntarily communicate with an attorney whom Executive retains, a law enforcement agency, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, any local human rights commission or other similar federal, state or local administrative agency or self-regulatory organization regarding possible violations of law (including disclosure of the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company); (b) Executive’s right to otherwise initiate, testify, assist, comply with a subpoena from or participate in any manner with an investigation conducted by such government or regulatory agency or entity, in each case without advance notice to the Company; (c) Executive’s right to disclose any information (including confidential information of the Company) to a court or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted; (d) Executive’s right to recover a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; or (e) Executive from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.
7.     Defend Trade Secrets Act. Executive is hereby advised that pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §1833(b)), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company where the disclosure is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this MOU is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
8.     Other Obligations. Executive will continue to comply with the post-employment terms and conditions of her Letter Agreement (including the restrictive covenants set forth therein, except to the extent waived by the Company herein) and Employee Proprietary Information and Inventions Agreement (“Employee Inventions Agreement,” the standard form of which is attached as Schedule E for reference) for their duration.
9.    Indemnification. For the avoidance of doubt, the indemnification provisions provided for officers or directors of the Company in Article VIII of the Company’s Amended and Restated Certificate of Incorporation and Article XII of the Company’s by-laws shall apply to Executive with respect to Executive’s time served as a director and officer of the Company.
10.    Governing Law. This MOU shall be governed by the laws of the State of New York without regard to conflicts of laws principles. Any dispute arising out of this MOU or Executive’s former employment shall be governed by the dispute resolution clause set forth in the Letter Agreement, which are incorporated by reference herein as if executed anew.
11.    General. This MOU is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns. This MOU sets forth the complete understanding of the parties relating to the subject matter thereof and supersedes all prior negotiations, understanding, and agreements relating to such subject matter, provided that the post-employment obligations of both parties set forth in the Letter Agreement or the Employee Inventions Agreement shall continue in full force except as expressly modified herein. This MOU may be executed in one or more counterparts, each of which shall be deemed an original of this MOU, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The headings in this MOU are for reference only and shall not affect the interpretation of this MOU.
AGREED AND ACCEPTED:
EXECUTIVE:
/s/ Anjali Sud
Anjali Sud
VIMEO, INC.
By: /s/ Glenn Schiffman

    Name: Glenn Schiffman
    Title: Chairman

[Signature Page to Memorandum of Understanding]